Exhibit 3.4

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

QUARK PHARMACEUTICALS, INC.

Daniel Zurr and Robert L. Jones certify that:

1.           They are the President and Secretary, respectively, of Quark Pharmaceuticals, Inc., a California corporation.

2.           The first paragraph of Article III of the Amended and Restated Articles of Incorporation of this corporation shall be amended and restated to read in its entirety as follows:

“Classes of Stock.  This corporation is authorized to issue two classes of shares to be designated respectively common stock and preferred stock.  The total number of shares of common stock this corporation shall have authority to issue is 100,000,000, all of which shall be designated as “Class A Common Stock Voting” (the “Common Stock”), and the total number of shares of preferred stock this corporation shall have authority to issue is 33,582,410 of which 967,497 shares shall be designated Series A Preferred Stock (“Series A Preferred”), 4,219,914 shares shall be designated Series B Preferred Stock (“Series B Preferred”), 1,568,692 shares shall be designated Series C Preferred Stock (“Series C Preferred”), 5,442,212 shall be designated Series D Preferred Stock (“Series D Preferred”), 2,050,820 shares shall be designated Series E Preferred Stock (“Series E Preferred”), 1,143,764 shares shall be designated Series F Preferred Stock (“Series F Preferred”), 10,489,511 shares shall be designated Series G Preferred Stock (“Series G Preferred ”), and 7,700,000 shares are designated Series H Preferred Stock (“Series H Preferred”) (the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred and Series H Preferred are collectively referred to hereinafter as the “Preferred Stock”).  The par value of each share of Common Stock and each share of Preferred Stock is $0.001 per share.”

3.           Article III, Section 4(b)(i) of the Amended and Restated Articles of Incorporation of this corporation shall be amended and restated to read in its entirety as follows:

1.

“(i)           Qualified IPO.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate upon either: (1) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public if (x) the price per share (determined without regard to underwriter commissions and expenses) is not less than $7.50 (as adjusted for Recapitalizations), and (y) the aggregate gross proceeds to the corporation are not less than $20,000,000 (or its equivalent if the primary listing of shares is on a non-U.S. exchange or over-the-counter market) before deduction of underwriting discount and commissions; or (2) the Completion of an IPO in Israel (as defined below) if (x) the price per share (determined without regard to underwriter/distributor commissions and expenses) is not less than $7.50 (as calculated according to the last Shekel/ $US official exchange rate published by Bank of Israel at the time of the offering) and, in the case of an offering of units consisting of Common Stock and warrants (“Units”), the price per Unit divided by the number of shares of Common Stock per Unit (determined without regard to underwriter/distributor discounts, commissions and expenses) is not less than $7.50, so long as the exercise price of any warrant within each Unit is not less than $7.50 per share (as calculated according to the last Shekel/ $US official exchange rate published by Bank of Israel at the time of the offering), and (y) the aggregate gross proceeds to the corporation are not less than $20,000,000 (calculated according to the last Shekel/ $US official exchange rate published by Bank of Israel at the time of the offering, and not including future proceeds from the exercise of warrants) before deduction of underwriter/distributor discounts, commissions and expenses (the  initial public offerings described in (1) and (2) above shall both be referred to, individually, as a “Qualified IPO”).

Completion of an IPO in Israel” shall mean publication of the results of a public offering in Israel of Common Stock, which may be offered concurrently with warrants convertible into Common Stock, pursuant to a prospectus that has been approved for publication under Israel Securities Law and satisfying the listing requirements of the Tel-Aviv Stock Exchange (but prior to the actual listing of such securities).”

4.           The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

2.

5.           The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code.  The total number of outstanding shares of Class A Common Stock Voting of the corporation is 3,388,530, of the Series A Preferred is 967,497, of the Series B Preferred is 4,219,914, of the Series C Preferred is 1,568,692, of the Series D Preferred is 5,439,413, of the Series E Preferred is 2,050,820, of the Series F Preferred is 1,143,764, of the Series G Preferred is 10,489,511 and of the Series H Preferred is 7,700,000.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The vote required was (i) a majority of the outstanding shares of the Series H Preferred Stock, voting as a single class, (ii) a majority of the outstanding shares of the Series G Preferred Stock, voting as a single class, (iii) a majority of the outstanding shares of the Preferred Stock, voting as a single class on an as-converted to Class A Common Stock basis, (iv) a majority of the outstanding shares of the Class A Common Stock, voting as a single class; and (v) a majority of the outstanding shares of the capital stock of the corporation entitled to vote, voting as a single class on an as-converted to Class A Common Stock basis.

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3.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  March 17, 2011

/s/ Daniel Zurr
Daniel Zurr
President

/s/ Robert L. Jones
Robert L. Jones
Secretary